Exhibit 99.1

CARDIOTECH INTERNATIONAL AND IMPLANT SCIENCES PARTNER TO ACCELERATE
DEVELOPMENT OF DRUG-ELUTING STENT

Wilmington, MA. March 9, 2004. CardioTech International, Inc, (AMEX:CTE) and Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) today jointly announced that they have joined with CorNova, Inc. to develop and market a new generation drug-eluting stent targeted for the overseas market.  The drug- eluting stent will be based upon technology jointly developed by CardioTech and Implant Sciences over the past three years, featuring a drug delivery system based upon Chronoflex DES, a proprietary polymeric formulation manufactured exclusively by CardioTech, plus an exclusive thin radiopaque coating manufactured by Implant Sciences.

CardioTech and Implant Sciences have each contributed specialized technology plus $75,000 worth of unregistered company stock in exchange for each company receiving 30% of CorNova stock.  CorNova is a new company formed by Dr. Eric Ryan with seed investment.  Dr. Ryan has medical expertise with the anti-proliferative drug to be used with the stent, as well as the stent design.  CorNova’s target is the development of a next-generation drug-eluting stent for the overseas market.  Dr. Michael Szycher, CEO of CardioTech, Dr. Anthony J. Armini, CEO of Implant Sciences, and Dr. Eric Ryan, CEO of CorNova, make up the Board of Directors of CorNova, Inc. In addition to the initial investment, both Implant and CardioTech each are required to make an additional investment of their respective common stock having a market value of up to $750,000 when CorNova raises up to a maximum $3,000,000 in venture capital.

Sometimes referred to as a “coated” or “medicated” stent, a drug-eluting stent is a normal metal stent that has been coated with a pharmacologic agent (drug) that is known to interfere with the process of restenosis (reblocking).  There are three major components to a drug-eluting stent: (1) the design of the stent that carries the drug coating, (2) the method by which the drug is delivered (eluted) by the polymeric coating to the arterial wall and (3) the anti-restenotic drug itself.

“We believe the overseas market for the drug-eluting coronary stent to be a $1 billion opportunity annual market, and we believe our combined technologies have important competitive advantages over presently available drug-eluting stents,” commented Dr. Anthony J. Armini, CEO of Implant Sciences Corporation.  “Implant’s technical contribution to the venture will involve the use of our proprietary thin-coating radiopaque coating technology.  We also believe once the necessary human trials and regulatory approvals are received completed, we will first introduce this stent in Europe where the competitive landscape for this product is more favorable for a small company.”

Dr. Michael Szycher, Chairman and CEO of CardioTech International, Inc. stated, “Stents are tiny metal scaffolds that keep arteries open after procedures to unclog them.  Studies have found that coating the stents with a polymer containing certain anti-restenosis drugs significantly reduced the occurrence of restenosis, or reclogging.  Restenosis is a complex process, however, drug-eluting stents have been shown successful in reducing restenosis from the 20-30% range to single digits.  CardioTech’s technical contribution to the venture will involve the use of our proprietary ChronoFlex DES polymer technology as the drug-eluting vehicle.”

About CardioTech:

CardioTech International, Inc. maintains operations in Wilmington, Massachusetts, Plymouth, Minnesota and Rancho Santa Margarita, California.  CardioTech focuses on developing and marketing devices to treat cardiovascular disease.

Current revenue sources for CardioTech include patented medical grade polyurethanes for use in implantable medical devices, disposable devices manufactured on an OEM basis for Fortune 100 companies, cardiovascular tubing systems, arterial filters, oxygenators, cardioplegia delivery systems and oxygen saturation monitors. CardioTech has begun the marketing of two FDA cleared wound dressing technologies.  The wound dressings address a $300 million annual market. CardioTech is also developing a synthetic coronary artery bypass graft that addresses a potential market of $1.5 billion annually.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for national security, industry, and medicine.  Under development is a portable trace explosives detection device to identify explosives, narcotics and other toxic materials.  Implant has received development grants from the US Army, Navy and Air Force, and, signed a cooperative R&D agreement with the Transportation Security Administration, which facilitates equipment evaluation and new government contracts.  Using its proprietary ion implantation and thin film coating technologies, Implant also manufactures and markets radioactive and non-radioactive products for medical use.  Implant derives revenues from its radioactive seeds for treating prostate cancer that are distributed throughout the US by its direct sales force.  Implant is also developing brachytherapy products for the treatment of breast, eye, and other cancers.  Additionally, Implant modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear, thereby increasing the life of the implants.

CardioTech believes that this release contains forward-looking statements that are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission.

For more information please contact:

Dave Gentry

Aurelius Consulting Group, Inc.

(407) 644-4256

info@aureliusconsulting.com

www.runonideas.com